Calculation of Filing Fee Tables
S-8
O-I Glass, Inc. /DE/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	9,000,000	$ 14.63	$ 131,670,000.00	0.0001531	$ 20,158.68
Total Offering Amounts:						$ 131,670,000.00		$ 20,158.68
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 20,158.68
Offering Note
[1]	This Registration Statement registers 9,000,000 additional shares of common stock, $0.01 par value per share ("Common Stock"), of O-I Glass, Inc. (the "Registrant") that may be issued to participants pursuant to the O-I Glass, Inc. Fifth Amended and Restated 2017 Incentive Award Plan (as amended and restated, the "Plan"). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding shares of common stock. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of Common Stock as reported on the New York Stock Exchange on July 25, 2025.